Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of Aquinox Pharmaceuticals, Inc. (formerly known as Aquinox Pharmaceuticals (USA) Inc.) and Aquinox Pharmaceuticals Inc. (which expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the Companies being a development stage enterprise) dated January 28, 2014 (except for Note 16, as to which the date is February 27, 2014) appearing in the prospectus dated March 6, 2014 filed by Aquinox Pharmaceuticals, Inc. pursuant to Rule 424(b) under the Securities Act of 1933 relating to Registration Statement on Form S-1 No. 333- 193615 for the year ended December 31, 2013.

/s/ Deloitte LLP

Chartered Accountants

Vancouver, Canada

March 11, 2014